Exhibit 99.1

SORRENTO APPOINTS KEVIN M. HERDE AS CHIEF FINANCIAL OFFICER

SAN DIEGO, April 5, 2016 /PRNewswire/ — Sorrento Therapeutics, Inc. (NASDAQ: SRNE), an antibody-centric, clinical stage biopharmaceutical company developing new treatments for cancer, inflammation and autoimmune diseases, today announced that Kevin M. Herde has been appointed to the position of Executive Vice President & Chief Financial Officer.

Mr. Herde joins Sorrento with a proven track record of success and over 20 years of progressive experience in finance, accounting, and general management roles. Most recently he was the Vice President of Global Blood Screening and Alliance Management for Hologic, Inc., a S&P 500 global healthcare company, with accountability for a portfolio of businesses within the Hologic Diagnostic Solutions division. He joined Hologic in 2012 after being instrumental in the negotiated acquisition of Gen-Probe, a molecular diagnostic company, to Hologic for $3.7 billion. Mr. Herde joined and assisted Gen-Probe with its IPO in 2002 and served in numerous finance roles, ultimately as the Vice President of Finance and Corporate Controller. Prior to his 14 years at Gen-Probe and Hologic, Mr. Herde also served in multiple management roles in finance for Gateway, the global computer and technology company, and was an Audit Manager for KPMG LLP. Mr. Herde holds a Bachelor of Business Administration degree from the University of San Diego and is a Certified Public Accountant (CPA).

“Kevin has a unique combination of finance and general management leadership and is a great addition to our executive team,” said Dr. Henry Ji, President & CEO of Sorrento. “I am excited to have an executive with Kevin’s deep and vast skill set join us during such an important time in Sorrento’s corporate history. I am confident he will play a key role in structuring and managing our strategic alliances and M&A activities thus creating tremendous value for our stakeholders.”

About Sorrento Therapeutics, Inc.

Sorrento is an antibody-centric, clinical stage biopharmaceutical company developing new treatments for cancer, inflammation and autoimmune diseases. Sorrento’s lead products are multiple late-stage biosimilar and biobetter antibodies, as well as clinical CAR-T therapies targeting solid tumors.

Forward-Looking Statements

This press release contains forward-looking statements related to Sorrento Therapeutics, Inc. under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act

of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about Sorrento’s prospects, including, but not limited to any statements about the aforementioned immuno-oncology antibodies from Sorrento’s antibody library; Sorrento’s ability to leverage the expertise of its employees and partners to assist the company in the execution of its strategies; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Sorrento™, and the Sorrento logo are trademarks owned by Sorrento Therapeutics, Inc.

All other trademarks and trade names are the property of their respective owners.

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SOURCE: Sorrento Therapeutics, Inc.

Contacts:

Henry Ji, Ph.D.

President & Chief Executive Officer

Sorrento Therapeutics, Inc.:

Tel: (858) 668-6923

hji@sorrentotherapeutics.com